Form S-8
                                                         File Nos. 33-27120,
                                                         33-56649, 2-55941,
                                                         2-69914, and 2-51735
                                                         Rule 424(b)

PROSPECTUS

                               NUCOR CORPORATION

                                3,090,680 shares

                                  Common Stock
                            Par Value $.40 Per Share

     The shares offered hereby are being offered by senior officers or directors of Nucor Corporation who may be deemed affiliates of Nucor. See "Selling Stockholders" herein. Such shares will be sold on any stock exchange on which Nucor's Common Stock is then listed, at prices then prevailing on such exchange, or in other transactions at negotiated prices. Nucor will receive no sales proceeds. Net proceeds to Selling Stockholders will be the proceeds received by them upon such sales less brokerage commissions, if any.

     Nucor's Common Stock is listed on the New York Stock Exchange. The closing price on that exchange on April 30, 1996 was $56.25 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.

                 The date of this Prospectus is April 30, 1996

April 30, 1996 Prospectus      Senior Officers and Directors           Page 2

                           AVAILABLE INFORMATION



     Nucor Corporation ("Nucor") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information (including the annual report on Form 10- K for last year and the proxy statement for this year's annual meeting of stockholders) can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at 75 Park Place, Los Angeles, California 90036-3648, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511, and at the New York Stock Exchange, on which the Common Stock of Nucor is listed. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at the above address at prescribed rates.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

     (a) Nucor 's latest annual report filed under Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Act");

     (b) All other reports filed under Section 13 of 15 (d) of the Act since the end of the fiscal year covered by the annual report referred to in (a) above;

     (c) Nucor ' s definitive proxy statement filed under Section 14 of the Act in connection with the latest annual meeting of stockholders, and any definitive proxy statements so filed in connection with any subsequent special meetings of stockholders;

     (d) The description of Nucor's Common Stock contained in the registration statement filed under Section 12 of the Act, including any amendment or report filed to update such description.

     All reports and other documents subsequently filed by Nucor pursuant to Sections 13, 14, and 15 (d) of the Act, prior to filing a post-effective Amendment which indicates that all Common Stock offered hereby has been sold (or which deregisters all Common Stock remaining unsold) shall be deemed to be incorporated by reference herein and to be made a part of this Prospectus from the date of their filing.

     Each person to whom this  Prospectus  is sent or given will,  on written or oral request and without charge, be furnished a copy of any document incorporated herein by reference. Requests should be made to Nucor's corporate secretary at Nucor's address or telephone number appearing herein.

                               IDENTITY OF ISSUER

     Nucor was incorporated under Delaware law in 1958 . Nucor' s executive offices are located at 2100 Rexford Road, Charlotte, North Carolina, 28211, and its telephone number is 704/366-7000.

April 30, 1996 Prospectus       Senior Officers and Directors         Page 3

                              SELLING STOCKHOLDERS

     The table below sets forth as of March 31, 1996, certain information about the Selling Stockholders, all of whom are senior officers or directors of Nucor, with an address c/o Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina, 28211. The figures appearing in the column entitled "Shares Beneficially Owned" include shares which may be acquired upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans. The number of shares which may be acquired upon the exercise of such options is also shown separately, with respect to each selling stockholder, in the column entitled "Unexercised Options Held." The figures appearing in the column entitled "Shares Offered Hereby" were or are to be acquired (l) upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans, (2) pursuant to Nucor's Senior Officers Incentive Stock Compensation Plan, (3) pursuant to Nucor's Employee Monthly Stock Investment Plan, and (4) pursuant to Nucor's Employee Stock Ownership Plan.

     The Selling Stockholders may from time to time offer all or part of the foregoing shares in the manner set forth on the cover page of this Prospectus. In addition, they may from time to time offer, pursuant to this Prospectus, additional shares to be acquired pursuant to the above Plans. Nucor will pay the expenses of this Prospectus but will receive no sales proceeds.
                                                   Shares    Unexercised  Shares
                                                Beneficially  Options    Offered
Names and Positions                                Owned        Held      Hereby

H. David Aycock, Director                         673,002        ---     540,702
A. Jay Bowcutt, Vice President                     25,230       9,854     25,230
James E. Campbell, Vice President                  48,415      10,902     47,415


John D. Correnti, Director, Vice Chairman and
Chief Executive Officer                            64,697      12,417     64,697

James W. Cunningham, Director                     456,064        ---     402,268
Jerry V. DeMars, Vice President                    29,223       9,026     29,223
Daniel R. DiMicco, Vice President                  24,548       5,828     24,548
John A. Doherty, Vice President                   429,625      10,902    426,097
Ladd R. Hall, Vice President                       14,034       7,130     14,034
Donald N. Holloway, Vice President                170,785       5,828    170,785
Kenneth H. Huff, Vice President                    15,249       5,960     14,749
F. Kenneth Iverson, Director, Chairman            775,013      11,652    579,585
Terry S. Lisenby, Vice President                   23,705      10,902     23,705
Hamilton Lott, Jr., Vice President                 37,117      10,902     37,117
Harry R. Lowe, Vice President                      23,194       9,384     20,146
Rodney B. Mott, Vice President                     24,770       7,820     24,770
D. Michael Parrish, Vice President                 33,933      10,902     33,933
LeRoy C. Prichard, Vice President                  11,205       4,185     11,205
James W. Ronner, Vice President                    23,677       8,068     23,677
Larry A. Roos, Vice President                      96,667       5,828     93,955
Joseph A. Rutkowski, Vice President                23,468       7,580     23,468
Samuel Siegel, Director, Vice Chairman,
Chief Financial Officer, Treasurer and Secretary  538,208       8,743    459,370

                                                         Form S-8
                                                         File Nos. 33-27120,
                                                         33-56649, 2-55941,
                                                         2-69914, and 2-51735
                                                         Rule 424(b)

                               NUCOR CORPORATION
              SUPPLEMENT NO. 1 TO PROSPECTUS DATED APRIL 30, 1996

     The table under the caption "SELLING STOCKHOLDERS" in the Prospectus is amended by adding thereto the following persons and share information:

                                   Shares        Unexercised   Shares
                                Beneficially      Options     Offered
Name and Position                  Owned            Held       Hereby

John J. Ferriola, Vice President    4,877          4,640        4,877

     The aggregate number of shares offered, as shown on the cover page of the Prospectus, is adjusted to 3,095,557.

                  The date of this supplement is May 13, 1996.

                                                        Form S-8
                                                        File Nos. 33-27120,
                                                        33-56649, 2-55941,
                                                        2-69914, and 2-51735
                                                        Rule 424(b)

                               NUCOR CORPORATION
              SUPPLEMENT NO. 2 TO PROSPECTUS DATED APRIL 30, 1996

     The table under the caption "SELLING STOCKHOLDERS" in the Prospectus is amended by adding thereto the following persons and share information:

                                    Shares    Unexercised  Shares
                                 Benefically   Options     Offered
Name and Position                  Owned        Held       Hereby
James R. Darsey, Vice President    11,779       5,176      11,779


     The aggregate number of shares offered, as shown on the cover page of the Prospectus, is adjusted to 3,107,336.

                 The date of this supplement is June 10, 1996.